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                                                                    EXHIBIT 2.13

                   FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

      This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this "AMENDMENT") is made and entered into, to be effective as of ___________, 2004 (the "EFFECTIVE DATE"), by and between ENDOCARE, INC., a Delaware corporation (the "COMPANY"), and GARY ONIK, M.D., an individual and any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with Dr. Onik (collectively, "ASSIGNOR") (each a "PARTY" and together, the "PARTIES"). Capitalized terms used in this Amendment shall have the meanings set forth in the Asset Purchase Agreement dated February 6, 2002, by and between the Company and Assignor (the "AGREEMENT"), or elsewhere in the text of this Amendment.

WITNESSETH:

      WHEREAS, the Company is a medical device company, which provides medical devices and related supplies and services used in connection with cryosurgical procedures, and

      WHEREAS, Assignor is a radiologist who has developed intellectual property used in connection with cryosurgery procedures as a byproduct of his urology practice, and

      WHEREAS, the Company and Assignor entered into the Agreement pursuant to which the Company acquired the Rights (as defined in Section 1 of the Agreement) to the Technology (as defined in Section 1 of the Agreement) as used in the Business (as defined in Section 16 of the Agreement) and also engaged Assignor to perform certain consulting services (the "CONSULTING SERVICES"); and

      WHEREAS, each Party acknowledges Assignor's continuing obligation to provide the Consulting Services under the terms set forth in the Agreement; and

      WHEREAS, the Parties desire to amend the Agreement to clarify that the Rights do not include any right, title or interest to Assignor's ideas, developments and other intellectual property directly related to percutaneous cryoablation techniques, procedures, equipment and supplies for the treatment of liver, lung, kidney, bone and other conditions unrelated to the prostate that Assignor has developed or will develop in the future (collectively, "NON-PROSTATE-RELATED INTELLECTUAL PROPERTY"), and

      WHEREAS, the Company desires to obtain from Assignor a right of first refusal option to purchase Assignor's entire interest in any Non-Prostate-Related Intellectual Property, and

      WHEREAS, Assignor is willing to grant such a right of first refusal option to the Company under the terms and conditions of this Amendment,

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      NOW, THEREFORE, in consideration of the mutual agreements, covenants, terms and conditions herein contained, Assignor and the Company agree as follows:

      1. The Parties acknowledge and agree that the Agreement is now in full force and effect, and no event has occurred which, with the passage of time or the sending of notice, or both, would constitute grounds for termination of the Agreement.

      2. Without amending any other term or condition contained in the Agreement, the Parties agree to amend Section 1 of the Agreement, to add the following sentence to the end of the Section:

            Notwithstanding the foregoing, the Technology and the Rights thereto acquired by the Company pursuant to this Agreement shall not include Assignor's ideas, developments and other intellectual property directly related to percutaneous cryoablation techniques, procedures, equipment and supplies for the treatment of liver, lung, kidney, bone and other conditions unrelated to the prostate that Assignor has developed or will develop in the future (collectively, "Non-Prostate-Related Intellectual Property") and any right, title or interest to the Non-Prostate-Related Intellectual Property.

      3. Without amending any other term or condition contained in the Agreement, the Parties agree to amend the Agreement to add a new Section 28, to read as follows:

            28. Grant of Right of First Refusal. Assignor hereby grants to the Company the right to purchase any Non-Prostate-Related Intellectual Property at the same price offered to Assignor in an arms-length negotiation with a third party under the following terms ("Right of First Refusal"):

                  (a) In the event that Assignor receives an offer for any Non-Prostate-Related Intellectual Property from a third party (a "Third-Party Offer"), Assignor shall forward a copy of such Third-Party Offer (or a written term sheet summarizing any oral Third-Party Offer) to the Company within three (3) days of Assignor's receipt of the Third-Party Offer and prior to accepting the Third-Party Offer.

                  (b) Following receipt of a copy of a Third-Party Offer (or written term sheet summarizing any oral Third-Party Offer), the Company shall have twenty one (21) days to review the Third-Party Offer.

                  (c) If the Company desires to purchase the Non-Prostate-Related Intellectual Property which is the subject of the Third-Party Offer on the same terms as set forth in the Third-Party Offer, then the Company shall deliver written notice of its decision to exercise its Right of First Refusal to Assignor prior to the expiration of the three-week review period.

                  (d) Promptly after the Company's exercise of its Right of First Refusal, the Parties shall take any and all actions necessary to close the transfer of the Non-Prostate-Related Intellectual Property to the Company on a timely basis.

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      4. Counterparts: Facsimile Signatures. This Amendment may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Copies of signatures sent by facsimile transmission shall be deemed to be originals for purposes of execution and proof of this Amendment.

      IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the day and year first set forth above.

                                                         /s/ GARY ONIK, M.D.
                                                      -------------------------
                                                           Gary Onik, M.D.

                                                          /s/ WILLIAM NYDAM
                                                      -------------------------
                                                            William Nydam
                                                              President